Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Daré Bioscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount registered (1)	Proposed maximum offering price per unit (2)	Maximum aggregate offering price	Fee rate	Amount of registration fee
Equity	Common stock, $0.0001 par value per share	Other	600,000	$1.94(3)	$1,164,000	$153.10 per $1,000,000	$178.21
Total Offering Amounts					$1,164,000		$178.21
Total Fee Offsets							—
Net Fee Due							$178.21

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock that may become issuable under the Daré Bioscience, Inc. 2022 Stock Incentive Plan, as amended by Amendment No. 1 to Daré Bioscience, Inc. 2022 Stock Incentive Plan (as amended, the “Plan”) by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding shares of the registrant’s common stock.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933.

(3)	The proposed maximum offering price is based on the average of the high and the low prices per share of the registrant’s common stock as reported on the Nasdaq Capital Market as of a date (August 11, 2025) within five business days prior to the filing of this registration statement.